EXHIBIT 10.6
MANAGEMENT AND SUPPORT SERVICES AGREEMENT
BETWEEN
HYTHIAM, INC.
AND
David E. Smith, M.D., Medical Group, Inc.

i

EXHIBIT A            Trademarks
EXHIBIT B            Licensed Technology
EXHIBIT C            Professional Services Agreement
EXHIBIT D            Business Associate and Data Use Agreement
Schedule 7.1.6        Insurance Policies

MANAGEMENT AND SUPPORT SERVICES AGREEMENT
THIS AGREEMENT made as of the 15th day of November, 2005.
Hythiam, Inc.
a corporation existing under the laws of the State of Delaware,
(hereinafter referred to as the “Manager”),
- and -
David E. Smith, M.D. Medical Group, Inc.
a professional corporation existing under the laws of the State of California,
(hereinafter referred to as “PC” ) (each a “Party” and collectively, the “Parties”).
     WHEREAS PC is a professional corporation engaged in the private practice of medicine that specializes in various methods of health care services, including without limitation, the provision of addiction treatment services (the “Medical Services”) in California;
     WHEREAS Manager is engaged in the business of licensing to providers its proprietary PROMETA™ protocols for the treatment of addiction and providing management and administrative services to professional practices and/or facilities, to which it also may license the use of certain registered marks (the “Company Business”); and
     WHEREAS PC recognizes that the intellectual property and services described in the preceding recital are of great value and that PC can benefit from the availability and use of that intellectual property and those services.
     NOW THEREFORE, in consideration of the mutual terms, covenants and conditions contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is confirmed, the Parties agree as follows:

ARTICLE 1.
DEFINITIONS AND INTERPRETATION
1.1 Definitions
     For the purposes of this Agreement (including the recitals and the Schedules), the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
“Accounts” has the meaning set out in Section 6.7.1.
“Advertising Materials” has the meaning set out in Section 3.18.1(a).
“Aftercare” has the meaning set out in Exhibit B.
“Aftercare Services” has the meaning set out in Section 3.16.6.
“Authorized Period” has the meaning set out in Exhibit B.
“Authorized User” has the meaning set out in Exhibit B.
“Bank Account” has the meaning set out in Section 3.11.
“Collateral” has the meaning set out in Section 6.7.1.
“Company” means Hythiam, Inc.
“Company Business” has the meaning set out in the recitals.
“Confidential Information” has the meaning set out in Section 10.1.
”Data Collection and Reporting” has the meaning set out in Section 3.16.5.
“Data Reports” has the meaning set out in Section 3.16.5.
“Effective Date” means November 15, 2005.
“Equipment” has the meaning set out in Section 3.3.
“HIPAA” has the meaning set out in Section 10.3.
“HIPAA Regulations” has the meaning set out in Section 10.3.
“Hythiam License” has the meaning set out in Section 3.16.1.
“Governmental Third Party Payors” has the meaning set forth in Section 3.7.5.
“Government Payor Account” has the meaning set forth in Section 3.7.6.

“Intellectual Property” has the meaning set out in Section 3.16.13.
“Law” has the meaning set out in Section 4.5.
“License Fees” has the meaning set out in Section 6.8.1.
“Licensee Modifications” has the meaning set out in Section 3.16.12.
”Licensed Technology” has the meaning set out in Exhibit B.
“Management Fee” has the meaning set out in Section 6.1.
“Management Services” has the meaning set out in Section 2.1.
“Manager’s Costs” has the meaning set out in Section 6.1.
“Manager Employee” has the meaning set out in Section 3.2.2.
“Manager Statement” has the meaning set out in Section 6.3.
“Media” has the meaning set out in Section 3.18.1 (b).
“Medical Contractor Agreements” has the meaning set out in Section 7.1.3.
“Medical Contractors” has the meaning set out in Section 2.2.2.
“Medical Fees” has the meaning set out in Section 6.6.1.
“Medical Services” has the meaning set out in the recitals.
“Notice” has the meaning set out in Section 12.6.
“Obligations” has the meaning set out in Section 6.4.
“Payer Discount” has the meaning set out in Exhibit B.
“PHI” has the meaning set out in Section 10.3.
“Physician Contractors” has the meaning set out in Section 4.2.
“Physician Corporation” has the meaning set out in Section 4.2.
“Policies” has the meaning set out in Section 7.1.6.
“Power of Attorney” has the meaning set out in Section 3.7.
“Premises” has the meaning set out in Section 3.2.1.
“Private Pay Patient” has the meaning set out in Exhibit B.

“Professional Services Agreement” has the meaning set out in Section 4.2.
“Subject Data” has the meaning set out in Section 3.16.9.
“Term” has the meaning set out in Section 9.1.
“Third Party Contracts” has the meaning set out in Section 3.6.
“Trademarks” has the meaning set out in Section 3.17.1.
“Trade Name” has the meaning set out in Section 3.17.1.
1.2 Sections and Headings
     The division of this Agreement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement.
1.3 Number and Gender
     In this Agreement, words importing the singular number only shall include the plural and vice versa and words importing any gender shall include all genders.
1.4 Currency
     Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in U.S. funds.
1.5 Time of Essence
     Time shall be of the essence of this Agreement.
1.6 Applicable Law
     This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the laws of the State of California.
1.7 Severability
     If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof and each provision is hereby declared to be separate, severable and distinct.
1.8 No Waiver
     The failure of any Party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to such provision or any other provision of this Agreement. No purported waiver shall be effective as against any Party unless consented to in writing by such Party. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach.
1.9 Date of any Action
     If any date on which any action is required to be taken under this Agreement is not a Business Day, that action shall be required to be taken on the next following Business Day.
1.10 Interpretation
     Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing this Agreement shall not construe it against one Party more strictly by reason of the rule of construction that a document is to be construed more strictly against the Party who itself or through its agent or counsel prepared such document, it being agreed that all Parties were afforded adequate opportunity to consult legal counsel prior to execution of this Agreement.
ARTICLE 2.
APPOINTMENT AND AUTHORITY OF THE MANAGER
2.1 Appointment
     The PC hereby appoints the Manager as its sole and exclusive agent for the provision of services related to the management and administration of the PC’s business functions and affairs in California (the “Management Services”), and the Manager hereby accepts that appointment.
2.2 Authority
2.2.1 Authority of the Manager. Subject to the terms of this Agreement, the PC expressly authorizes the Manager to provide the Management Services in any reasonable manner the Manager deems appropriate to meet the PC’s day-to-day requirements. The PC also expressly authorizes the Manager to negotiate on the PC’s behalf all Third Party Contracts related to the provision of Management Services by the Manager and the business components of the Medical Services provided by the PC as set forth in Section 3.6.
2.2.2 The PC Retains Medical Authority. The Parties acknowledge that the PC, through physicians and through non-physician medical assistants employed by or provided by the PC (collectively, the “Medical Contractors”), shall be responsible for, and shall have authority, responsibility, supervision and control over, the provision of all Medical Services, and that all diagnoses, treatments, procedures and other professional Medical Services shall be provided and performed exclusively by the PC, through Medical Contractors acting within the scope of their respective licensure and exercising their independent medical judgment. The PC agrees that the Medical Services performed at the Premises shall be defined and limited as set forth in the Professional Services Agreement.
2.3 Patient Referrals
     The Manager and the PC agree that the benefits afforded either Party under this Agreement are not payment for, and are not in any way contingent upon, the volume or value of referrals for Medical Services or other items or services.
2.4 Practice of Medicine
     The Parties acknowledge that the Manager is not authorized or qualified to engage in any activity that may be construed or deemed to constitute the practice of medicine. To the extent that any act or service required to be performed by the Manager under this Agreement should be construed by a court of competent jurisdiction or by the Medical Board of California to constitute the practice of medicine, the Manager’s obligation to perform that act or service shall be deemed waived and unenforceable.
ARTICLE 3.
RESPONSIBILITIES OF THE MANAGER
3.1 Services Generally
     The Manager shall, and shall cause its employees, independent contractors and agents to, provide all Management Services in accordance with all applicable laws, rules, regulations and guidelines and generally recognized standards within the industry. Management Services shall include, among other things, (a) general administrative support services including secretarial, telephone, fax, office equipment, information systems, recordkeeping, scheduling, billing and collection; (b) establishing budgets and business planning; (c) marketing Medical Services and local business development; (d) arranging for financing of capital requirements; and (e) assisting the PC in obtaining and maintaining all federal, state and local licenses, certifications and regulatory permits required for, or in connection with, the PC’s operation and equipment located at any office of the PC.
3.2 Office Space
3.2.1 During the Term. The Manager hereby agrees to provide, or cause an affiliate to provide, to the PC, on a non-exclusive and non-assignable basis, office space at 1315 Lincoln Boulevard, Santa Monica, CA 90401 (the “Premises”) for the conduct of the practice of the PC. The Manager shall be responsible for all costs in connection with the rent, maintenance, utilities, repairs and real estate taxes included in connection with, and all such other expenses associated with, the operation of the Premises and such costs shall be included in the Manager’s Costs (as defined in Section 6.1); provided, however, the PC shall be responsible for the repair of all damages to the Premises caused by the PC’s negligence or intentional misconduct, or which is beyond normal wear and tear. This Agreement shall not constitute an assignment to the PC of any rights of the Manager or any of its affiliates to the use of the Premises, nor does it constitute a requirement that the PC practice at any specific location not of the PC’s choosing.
3.2.2 Non-Exclusive Basis. The term “non-exclusive basis” shall mean that the Premises shall also be occupied by Manager employees who shall provide the Management Services to the PC (as more fully described in this Agreement) (“Manager Employees”). In addition, the Manager Employees or Manager’s affiliates may also perform the Company Business at the Premises.
3.2.3 Premise Use. The PC shall use the Premises exclusively for the provision of the Medical Services. The PC shall comply with all applicable rules and regulations of governmental bodies having jurisdiction over the PC with respect to the provision of the Medical Services at the Premises.
3.3 Equipment and Supplies
     The Manager shall be responsible for providing, or arranging for the provision to the PC, for use in providing Medical Services, office equipment, computer equipment, medical equipment, telephone lines, furniture, fixtures, leasehold improvements, information systems and office supplies (the “Equipment”) as reasonably necessary for the conduct of the practice of the PC. The costs of purchasing, leasing, providing, maintaining, repairing and replacing such items shall be included in the Manager’s Costs. The Manager (or lessor thereof if any such item is leased rather then owned) shall retain title to all such items. The Manager will consult from time to time with the PC concerning the Equipment to be provided by the Manager and may make recommendations to the PC; provided, however, that the final decision with respect to the Equipment to be provided by the Manager that is medical shall be made by the PC. Without limiting the generality of the foregoing, the PC and not the Manager shall be solely responsible for the selection of any and all pharmaceutical products and ancillary medical services (e.g., lab) ordered by or on behalf of the PC.
3.4 Employees
3.4.1 Manager Employees. The Manager shall employ or otherwise retain, and shall be responsible for selecting, hiring or arranging for, training, supervising and terminating, all non-medical personnel (“Manager Employees”) as the Manager deems necessary and appropriate for the Manager’s performance of the Management Services under this Agreement. The Manager shall determine the salaries or contract payments, provide employee benefits (if appropriate), and administer payroll withholding for all Manager Employees as required by applicable laws or regulations.
3.4.2 Medical Contractors. The Manager shall also assist the PC in the recruitment of new Medical Contractors and other medical professionals to become employees of, or otherwise be retained by, the PC, individually or through a Physician

Corporation (as defined in Section 4.2). The Manager shall provide the PC with model agreements to document the PC’s employment, retention or other service arrangements with such individuals. Notwithstanding the foregoing, the PC shall employ or otherwise retain, and shall be solely responsible for training, directing, supervising, credentialing, controlling and terminating, any and all Medical Contractors and other medical professionals performing Medical Services or other professional services for or on behalf of the PC.
3.5 Quality Assurance and Risk Management
     The Manager shall assist the PC in the PC’s establishment and implementation of procedures to ensure the consistency, quality and appropriateness of Medical Services that the PC’s Medical Contractors provide. The Manager shall also provide administrative support for the PC’s overall quality assurance and risk management programs. The Manager shall use commercially reasonable efforts to perform these tasks so as to ensure the confidentiality of, and the privileged status afforded to, these programs and procedures to the fullest extent allowable under state and federal law.
3.6 Third Party Contracts
     The Manager shall assist the PC with and negotiate, either directly or on the PC’s behalf, as appropriate, all contractual arrangements with third parties as are reasonably necessary and appropriate for the business operation of the PC, including, without limitation, agreements with equipment and supply vendors and, after and only after approval of the terms by PC, third party payors (“Third Party Contracts”). The Manager shall provide oversight and management of all such Third Party Contracts. As provided in Section 2.2.1, the PC authorizes the Manager to execute on the PC’s behalf all Third Party Contracts that the Manager determines are necessary and appropriate for the conduct of the PC’s practice.
3.7 Billing and Collection; Power of Attorney
     In the name of and on behalf of the PC, the Manager shall establish and maintain billing and collection policies and procedures, and shall timely bill and collect all professional and other fees of the PC for its provision of Medical Services to patients. The PC hereby grants to the Manager an exclusive special power of attorney (the “Power of Attorney”) and appoints the Manager as the PC’s exclusive true and lawful agent and attorney-in-fact, and the Manager hereby accepts such special power of attorney and appointment, for the following purposes:
3.7.1 Billing. To bill, on behalf of the PC, patients to whom the PC has contracted to provide the Medical Services, and, where not prohibited by applicable law or regulatory requirements or the rules and regulations or a particular third party payor, to bill patients in advance of the provision of the Medical Services, subject to a reconciliation of the amounts so billed with the charges for the Medical Services actually provided. The Manager, in billing third party payors, shall render such bills in accordance with all applicable rules, regulations and policies of such payors;

3.7.2 Accounts Receivable. Except for Governmental Third Party Payors as defined in Section 3.7.5, to collect on behalf of the PC accounts receivable generated by billings done in the name of the PC relating to the Medical Services provided or to be provided by the PC, whether from patients or from third party payors on behalf of patients; provided, however, that such obligation does not encompass the institution of collection proceedings by the Manager;
3.7.3 Deposits. Except for payments from Governmental Third Party Payors, to receive on behalf of the PC payments from whatever source for the provision of the Medical Services by the PC, including, but not limited to, payments, where not prohibited, in the form of advances or deposits from patients in anticipation of receipt of the Medical Services and payments from insurance companies and any other third party payors, and the PC hereby covenants to turn over to the Manager, for deposit in a Bank Account (as defined in Section 3.11), all payments that it receives or collects from patients or from third party payors (other than Governmental Third Party Payors) on behalf of patients receiving Medical Services at the Premises;
3.7.4 Deposits. Except for payments from Governmental Third Party Payors, to take possession of, and endorse in the name of the PC, and cause to be deposited any notes, checks, money orders, insurance payments, and any other instruments received in payment of Medical Services performed, or to be performed, payable to the PC or to any of the Medical Contractors engaged by the PC to provide the Medical Services, and to deposit the same as provided in Section 3.11;
3.7.5 Governmental Third Party Payors. For all accounts receivable generated by billings and claims to Governmental Third Party Payors, PC shall instruct such Governmental Third Party Payor to deposit all claims payments directly into the account described in Section 3.7.6 below. The term “Governmental Third Party Payor” means third party payors providing reimbursement for eligible beneficiaries under a federal, state or local governmental health insurance program, including Medicare and Medicaid, under which direct payment to Manager is not permitted under applicable law or regulation.
3.7.6 Government Payor Account. PC shall open, and at all times during the Term of this Agreement maintain, an account at a bank that does not provide financing to PC or the Physician Contractors, either directly or on behalf of another party, including Manager (the “Government Payor Account”). All payments from Governmental Third Party Payors shall be deposited in the Government Payor Account. PC covenants that : (i) at all times during the Term of this Agreement, PC shall maintain sole and exclusive control over the Government Payor Account; and (ii) the terms on which the Government Payor Account are established shall provide that the bank at which such account is maintained shall be subject only to the instructions of PC with respect to such account. Subject to the requirements of this Section 3.7.6, PC shall instruct the bank at which the Government Payor Account is maintained to transfer on a daily basis all of the funds deposited in the Government Payor Account on such day to a Bank Account (as defined in Section 3.11). Upon Manager’s reasonable request, PC shall execute and deliver to the financial institution where the Government

Payor Account is maintained, such additional documents or instruments as may be necessary to effect the provisions of this Agreement.
3.7.7 Other Actions. To take such other actions relative to billing, collection of fees, and financial matters, including the review and revision, as necessary, of the PC’s credit and collection policies, in connection with the PC provision of the Medical Services as are appropriate and consistent with sound business practice and the purposes of this Agreement.
     The Power of Attorney shall be coupled with an interest and shall be irrevocable during the Term. The Power of Attorney shall expire on the later of the (i) termination of this Agreement, or (ii) the collection, sale or release of all accounts receivable generated by the PC’s practice prior to the effective date of such termination, and the payment of all amounts due to the Manager as of such effective date. The Parties agree to revise the terms of this Section 3.7 as necessary to comply with applicable law.
3.8 PC Determines Medical Fees
     In no event shall the Manager have any control over or responsibility for the establishment or determination of the professional fees charged by the PC for the Medical Services. Subject to the foregoing, the Manager shall provide to the PC such information and materials as are appropriate to assist the PC in maintaining a competitive fee schedule, and shall have the right to review and comment on the professional fee schedule proposed to be charged by the PC for the Medical Services prior to the implementation of such fee schedule; provided, however, that the final decision regarding all fees charged by the PC for Medical Services shall be made by the PC in its sole and absolute discretion. The PC hereby agrees that all fees charged for the Medical Services shall be reasonable and customary for the locality of its medical practice at the Premises. The PC further agrees to consult with the Manager prior to the implementation of any discounts or discounted fee schedules so that the Manager may assist in making recommendations based on standards that are reasonable and customary for the locality of the PC’s medical practice at the Premises.
3.9 Payment of PC Expenses
     Except as provided otherwise in this Agreement, (i) the Manager shall pay, in the name of and on behalf of the PC, all bills, costs and expenses incurred by the Manager on behalf of the PC, or otherwise incurred by the PC, in accordance with this Agreement, including the payment of the Medical Fee as set forth in Section 6.6.1; and (ii) bills, costs and expenses incurred by the Manager on behalf of the PC, or otherwise incurred by the PC, in accordance with this Agreement, and paid by the Manager, other than the Medical Fee, shall constitute Manager Costs. Any and all payment of salaries and benefits for PC employees or independent contractors, purchases of pharmaceutical products or ancillary medical services (e.g., lab), and medical malpractice insurance shall be paid in the name of and on behalf of the PC.

3.10 Administrative Services
     The Manager, subject to the ongoing supervision and control of the PC, shall conduct, or arrange for, manage, and coordinate all business and administrative aspects of the PC’s provision of the Medical Services to patients at the Premises. In connection therewith, the Manager shall supply, or arrange for the supply of, to the PC the ordinary, necessary, or appropriate services for the efficient provision of the Medical Services at the Premises, including, without limitation, necessary clerical, accounting, purchasing, payroll, legal, bookkeeping, banking and computer services, information management, printing, postage and duplication services and medical transcribing services, unless expressly provided otherwise in this Agreement. Without limiting the generality of the foregoing, the Manager shall:
3.10.1 Scheduling. Handle the clerical aspects of patient intake registration procedures and perform the clerical tasks necessary to schedule patient appointments for the Medical Services, including follow-up services;
3.10.2 Records. Subject to applicable bookkeeping requirements, and the provisions of this Agreement, provide administrative assistance to the PC in connection with the maintenance and retention of the PC patient records developed in connection with the provision of the Medical Services (but shall have no responsibility for the creation or the contents of any such medical records);
3.10.3 Personnel Policies. Assist and consult with the PC in developing, reviewing and revising, as appropriate, non-medical personnel policies and procedures if and when requested by the PC;
3.10.4 Non-Medical Quality Assurance. Assist in non-medical quality assurance functions and provide all administrative support services, such as administrative and secretarial services needed for the PC to undertake quality assurance activities and to enhance the provision of the Medical Services;
3.10.5 Current Business Information. Keep current on medical, technical, scientific and business information regarding the provision of Medical Services, and provide such information to the PC for use in its clinical practice, if the PC so desires, subject to confidentiality and non-disclosure covenants;
3.10.6 Consent Forms. As directed by the PC, complete the clerical aspects necessary for preparing patient consent forms; provided, however, that the content of such forms shall be determined by the PC and provided further that the communication of medical information to patients shall solely be the responsibility of the PC and the Medical Contractors;
3.10.7 Non-Clinical Training. Assist in providing non-clinical educational programs for, and supervise non-clinical aspects of the training of the Medical Contractors at the Premises;

3.10.8 Financing Programs. Research, recommend and arrange for financing programs for prospective patients who wish to have the Medical Services performed; and
3.10.9 Aftercare Programs. Arrange for the provision of certain Aftercare programs and services, such as researching area Aftercare providers for the PC and handling any administrative functions of payment, if and when applicable; provided that the referral to, or selection of, any particular Aftercare provider for a patient shall be solely within PC’s discretion and medical judgment.
3.11 Bank Account
     Following execution of this Agreement, the Manager shall establish one or more bank accounts as agent for the PC (each a “Bank Account”). Subject to Sections 3.7.5 and 3.7.6, on behalf of the PC, all funds collected from patients receiving Medical Services at the Premises, whether collected by the PC, the Physician Corporation or the Medical Contractors or by the Manager on behalf of the PC, which relate to the provision of the Medical Services at the Premises, shall be deposited in one or more Bank Accounts. To the extent permitted by law, the Manager’s administrative functions hereunder shall include maintenance of the Bank Account(s). The Manager may establish one or more deposit Bank Accounts (each a “Deposit Account”) and one or more operating Bank Accounts (each an “Operating Account”) and arrange for funds in any Deposit Account to be automatically swept by the depository bank on a daily or other periodic basis into any Operating Account. The Manager shall be the sole signatory on the Operating Account(s).
3.12 Fiscal Matters
     The Manager shall establish and administer, or arrange for the establishment and administration of, adequate accounting procedures, controls and systems for the development, preparation and safekeeping of administrative and financial records in connection with its duties and responsibilities, all of which shall be prepared and maintained in accordance with applicable laws and regulations. The Manager shall prepare or assist in the preparation of any other financial statements or records that the PC may reasonably request. In addition, the Manager shall prepare, or arrange for the preparation of, the PC’s tax returns.
3.13 Medical Records
     The Manager shall advise and assist the PC in establishing, monitoring and maintaining procedures and policies for the timely creation, preparation, filing and retrieval of all medical records. All such medical records shall be retained and maintained in accordance with all applicable state and federal laws, provided that neither the Manager nor the PC will limit the rights of patients to access their medical records. The PC shall obtain all patient consents, authorizations or acknowledgements necessary or required by law to permit the Manager access to such medical records for purposes of providing the Management Services.

3.14 Business Reports
     The Manager shall prepare management and decision support reports with respect to PC efficiency and research on cost of labor and competitor pricing relative to comparable markets.
3.15 Other Reports and Records
     The Manager shall timely create, prepare, file, review, analyze, and interpret such additional reports and records as are reasonably necessary or appropriate for the PC’s provision of high quality, cost-effective Medical Services, and as reasonably requested by the PC.
3.16 Licensing of PROMETA™ Protocols
3.16.1 Grant of License Rights to PC. Subject to the terms and conditions of this Agreement, Manager hereby grants to and PC hereby accepts, a limited nontransferable (except as set forth in this Section 3.16), non-exclusive, commercial license to operate and use the Licensed Technology identified generally in more detail on Exhibit B in the provision of the Medical Services at the Premises for the purposes set forth on Exhibit B without the right to sublicense the foregoing rights (“Hythiam License”). PC acknowledges that (i) this Agreement does not transfer any interest in the ownership or title of any portion of the Licensed Technology; and (ii) PC shall not own any portion of the Licensed Technology.
3.16.2 Term of License. The Hythiam License shall terminate in total simultaneously with the expiration or termination for any reason of this Agreement and shall terminate with respect to any Medical Contractor simultaneously with the termination for any reason of the Professional Services Agreement with that Medical Contractor.
3.16.3 License Restrictions. PC may use all or any part of the Hythiam Licensed Technology only for the purposes set forth in this Agreement and only at the Premises. Without limiting the generality of the foregoing, PC shall not, nor shall authorize any third party to (and shall take reasonable measures designed to prevent any third party from doing the same without authorization), (a) copy, modify, market, reproduce, sell or distribute the Hythiam Licensed Technology other than as actually necessary and then only in strict accordance with this Agreement for delivery of Medical Services; (b) make the Licensed Technology or services available to any Person, except the Medical Contractors who have been authorized by Manager in writing as set forth on Exhibit B and who have been informed by PC of the terms and conditions of this Agreement; (c) modify or create derivative works based upon the Licensed Technology; (d) rent, lease, grant a security interest in, or otherwise transfer or attempt to transfer any rights in or to the Licensed Technology; or (e) remove, alter or deface any legends, restrictions, product identification, copyright, trademark or other proprietary notices from the Licensed Technology.

3.16.4 PC Obligations. PC shall (a) keep the Licensed Technology free and clear of any and all claims, liens and encumbrances incurred or caused by PC, (b) ensure that the Professional Services Agreements it enters into with Physician Contractors or any Physician Corporation obligate the Physician Contractors and the Physician Corporation to comply with the terms and conditions of this Section 3.16, and (c) notify Manager promptly if and when it becomes aware of any use or disclosure of all or part of the Licensed Technology not authorized by this Agreement. ANY USE OF ALL OR ANY PORTION OF THE LICENSED TECHNOLOGY OUTSIDE THE SCOPE OF THE RIGHTS GRANTED IN THIS SECTION 3.16 IS STRICTLY PROHIBITED.
3.16.5 Data Collection and Reporting. Manager has developed proprietary business processes that it uses to process and report data generated from the use of the Licensed Technology (“Data Reports”) on behalf of PC. As part of the Management Services, Manager or its designated contractor may collect encounter, treatment and outcomes data on behalf of PC, including follow-up patient surveys, in which event it will provide, or arrange for the provision of, Data Reports to PC for treatment performed by or on behalf of PC using the Licensed Technology, all as set forth in more detail on Exhibit B (“Data Collection and Reporting”).
3.16.6 Aftercare Services. On PC’s behalf, Manager will arrange for Aftercare (as defined in Exhibit B) for PC patients treated using the Licensed Technology (“Aftercare Services”).
3.16.7 Use of Licensed Technology. PC agrees that its use of the Licensed Technology will be in accordance with the terms of this Agreement and will comply with all applicable Laws and third party payer requirements. Only PC Medical Contractors who have received education and training on the use of the Licensed Technology may use it and will have and maintain all training, licenses, approvals, certification, equipment and information necessary for them to safely and properly use the Licensed Technology. PC will report promptly to Manager any knowledge it acquires that the Licensed Technology is being used in a manner not in accordance with this Section 3.16, or otherwise with this Agreement. Notwithstanding the foregoing, this Section 3.16.7 is not intended to restrict or limit in any way each Medical Contractor’s responsibility to exercise his or her clinical judgment in treating patients, but instead to protect Manager’s interest in and to its Licensed Technology and the integrity of that Licensed Technology. For the avoidance of doubt, PC has no obligation to treat any patient using the Licensed Technology and the decision about how to treat any patient and whether or not to use the Licensed Technology or any other treatment protocol or regimen is solely within PC’s discretion.
3.16.8 Clinical Activities. The Licensed Technology is provided by Manager to PC and/or to any Medical Contractor as additional points of information and not, in whole or in part, as medical advice, diagnosis or treatment recommendations. The Parties acknowledge and agree that Manager in performing its obligations under this Agreement is providing access to technology and management and support services only and will not be delivering patient care and will not be sponsoring or performing human subjects research. PC , as between the Parties, and/or Medical Contractors, as appropriate consistent with applicable Law, control and are fully responsible for any and all patient care, Aftercare and/or research activity delivered by PC or Medical Contractors using the Licensed Technology. PC and Medical Contractors shall at all times exercise their independent medical judgments when treating patients, providing Aftercare, referring to other providers, or performing research using the Licensed Technology.
3.16.9 Subject Data. Manager acknowledges and agrees that, as between the Parties, all patient medical records shall be the property of PC. PC agrees that to the extent necessary for Manager to perform its obligations under this Agreement and to the extent permitted by Law, including but not limited to in accordance with any patient authorizations that meet the requirements of applicable Law, Manager shall have access at all times to all patient records for patients provided care using the Licensed Technology (“Subject Data”). In addition, PC shall provide the Subject Data to Manager for prompt downloading and/or processing in an agreed-upon format to the extent maintained by PC, PC personnel or PC staff physicians, to the extent permitted by Law. The Business Associate/Data Use Agreement attached to this Agreement as Exhibit D shall govern the use and disclosure by Manager of the Subject Data.
3.16.10 Patient Consents; Regulatory Approvals. PC shall be solely responsible for seeking any and all necessary patient consents or authorizations, and obtaining any and all approvals or licenses from regulatory bodies or other authorities that are required by applicable Laws or PC policy for Manager’s delivery of the Management Services, PC’s use of the Licensed Technology, and the provision of the Subject Data to Manager, all in accordance with this Agreement, including but not limited to, seeking any authorizations or consents necessary for disclosure of data to Manager by Aftercare providers to the extent Manager requires such data to perform its obligations under this Agreement. Without limiting PC’s obligations in the foregoing sentence, PC shall provide Manager advance written notice if it determines it needs any regulatory approvals or licenses for its use of the Licensed Technology. PC acknowledges Manager may conduct or sponsor research that is not part of Manager’s obligations under this Agreement and PC shall seek patient authorizations or consents as required by Law and in accordance with Law for provision of the Subject Data to Manager for its own research purposes.
3.16.11 Reservation of Rights. All rights and licenses of any kind in the Licensed Technology not expressly granted in this Agreement are reserved exclusively to Manager. There shall be no licenses by implication to the PC or any Medical Contractor under this Agreement, and PC agrees not to attack or contest Manager’s ownership and rights to the Licensed Technology in connection with this Agreement.
3.16.12 Manager Ownership. PC acknowledges and agrees that all right, title and interest in and to the Licensed Technology shall be solely and exclusively owned by Manager. If PC creates, conceives, develops, invents or reduces to practice any inventions (whether or not patentable), documented records of invention or patent disclosures, derivative works, continuations, continuations-in-part, enhancements, trade secrets, know-how, show-how, discoveries, improvements, innovations, ideas, industrial models, processes, methods, formulae, compositions, findings, research and development information, data, databases, content, electronic data files, training manuals, user guides, manufacturing, engineering and technical drawings, manufacturing and production processes and techniques, software and computer programs (in object code and source code), business information and plans, technical knowledge and information, maintenance information, mask works, integrated circuit topographies, confidential information, and all other items with similar characteristics, arising out of or related to the Licensed Technology (collectively, the “Licensee Modifications”), PC agrees to assign, and hereby irrevocably assigns, all of PC’s right, title and interest in and to the Licensee Modifications to Manager, including any Intellectual Property rights. PC agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further instruments, documents and agreements, and will obtain such consents or waivers, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement at Manager’s cost. PC further agrees to ensure that all PC and Medical Contractors who are involved in any way with the Licensee Modifications agree (i) to assign and do assign all of their right, title and interest in the Licensee Modifications, including, without limitation, all Intellectual Property, to PC (who in turn shall assign and hereby assigns the same to Manager as set forth in this Section 3.16.12) and/or to assign all such rights directly to Manager; and (ii) to waive all moral rights and agree to never assert any moral rights in the Licensee Modifications. PC agrees that for purposes of this Agreement the term “moral rights” means any rights of paternity or integrity, including any right to claim authorship of a copyrightable work, to object to a modification of such copyrightable work, and any similar right existing under the judicial or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.” PC hereby waives and agrees never to assert any moral rights that PC may have in any Licensee Modifications, and PC hereby further agrees to obtain waivers from PC and Medical Contractors to any moral rights that they may have in any Licensee Modifications. Manager shall be solely entitled to and shall be solely responsible for, at its sole expense, filing, having filed, prosecuting, having prosecuted, maintaining and having maintained all patents and patent applications, as applicable, relating to the Licensee Modifications. Notwithstanding the foregoing, PC shall be solely responsible for, at its sole expense, compliance with any and all applicable laws, regulations, policies, procedures and guidelines relating to the use of the Licensed Technology as set forth in this Agreement. The Parties acknowledge and agree that upon creation and assignment to Manager, the Licensee Modifications shall automatically without further action by either Party become part of the Licensed Technology. PC will promptly disclose and deliver to Manager all Licensee Modifications.
3.16.13 Intellectual Property. For purposes of this Agreement, “Intellectual Property” shall mean all intellectual property and proprietary rights worldwide (whether or not registered or registrable, patented or patentable) including, without limitation, patents, patent applications or filings, copyrights, trademark rights, trade secret rights, discoveries, improvements, moral rights, semiconductor chip rights, and rights in ideas, inventions, innovations, industrial models, processes, methods, formulae, compositions, findings, research and development information, databases, industrial designs, content, electronic data files, training manuals, user guides, drawings, techniques, software, computer programs (in object code and source code), business information, business plans, technical knowledge, technical information, maintenance information, brochures, labels, mask works, integrated circuit topographies, and all other items with similar characteristics, along with all other similar rights and all applications, registrations, divisionals, continuations, continuations-in-part, re-examinations, extensions, reissues and foreign counterparts and documented records of invention or patent disclosures or the like in and to any and all of the foregoing. Intellectual Property shall not include the Subject Data, but will include (i) any de-identified information or database created using the Subject Data, (ii) the underlying formats and designs of any reports or other materials containing all or any part of the Subject Data and capable of intellectual property protection, and (iii) other information or other materials created, derived, developed, improved or otherwise obtained by or on behalf of a party directly or indirectly using the Subject Data.
3.16.14 Disclaimer Of Warranties. PC ACKNOWLEDGES AND AGREES THAT THE LICENSED TECHNOLOGY AND SERVICES PROVIDED, BEING LOANED, AND/OR LICENSED TO PC ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS WITH NO WARRANTY OF ANY KIND. WITH RESPECT TO THIS AGREEMENT HYTHIAM MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE REGARDING THE LICENSED TECHNOLOGY OR ANY OTHER MATERIALS OR INFORMATION PROVIDED UNDER THIS AGREEMENT. ADDITIONALLY, WITH RESPECT TO THIS AGREEMENT HYTHIAM MAKES NO REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, REGARDING THE SAFETY OR EFFICACY OF THE LICENSED TECHNOLOGY, THAT THE LICENSED TECHNOLOGY WILL OPERATE IN A MANNER THAT IS UNINTERRUPTED OR ERROR-FREE, OR REGARDING ANY OTHER SUBJECT MATTER OF THE AGREEMENT.
3.16.15 Limitation of Liability. HYTHIAM ASSUMES NO LIABILITY OR RESPON-SIBILITY FOR HOW PC OR ANY MEDICAL CONTRACTOR USES THE LICENSED TECHNOLOGY FOR OR IN CONNECTION WITH ANY DIAGNOSIS OR TREATMENT MADE OR PROVIDED IN CONNECTION WITH OR RELIANCE ON THE LICENSED TECHNOLOGY, OR FOR INJURY TO PERSONS OR PROPERTY ARISING FROM THE USE OF THE LICENSED TECHNOLOGY. NOT WITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING BUT NOT LIMITED TO LOST REVENUES OR LOST PROFITS, LOSS OF BUSINESS OR GOODWILL OR LOSS OF DATA, IN ANY WAY ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OR OTHERWISE HAS REASON TO KNOW OR KNOWS OF THE POSSIBILITY OF SUCH DAMAGES.

3.16.16 Debarment or Exclusion. Each Party hereby represents and warrants that neither it, nor any of its principals, officers, employees or agents providing services under this Agreement, is and at no time has been excluded from participation in any federally funded health care program, including Medicare and Medicaid. Each Party hereby agrees to immediately notify the other Party of any threatened, proposed, or actual exclusion from any federally funded health care program, including Medicare and Medicaid. In the event that either Party is excluded from participation in any federally funded health care program during the Term of this Agreement, or if at any time after the Effective Date of this Agreement it is determined that the excluded Party is in breach of this Section, this Agreement shall, as of the effective date of such exclusion or breach, automatically terminate.
3.16.17 Government Access. If applicable, the Parties shall comply with the provisions of Section 1861(v)(1)(l) of the Social Security Act and shall make available, upon written request of the Comptroller General of the United States or the Secretary of the United States Department of Health and Human Services or any of their duly authorized representatives, any books, documents and records that are necessary to verify the nature and extent of the costs incurred by either Party under this Agreement. In addition, each Party shall cooperate with the other Party and provide reasonable access to books and records pertaining to this Agreement and the performance of its obligations to the extent reasonably necessary for compliance with any governmental agency review or audit of the other Party.
3.17 Licensing of Name
3.17.1 Grant of License. In conjunction with the provision of the Medical Services at the Premises, the Manager hereby grants to the PC a non-exclusive and non-assignable license, during the Term to use the Trademarks set forth on Exhibit A (“Trademarks”), and such other trade name as may be chosen by the PC with the prior consent of the Manager in the future, subject to the PC’s compliance with applicable legal and regulatory requirements including, without limitation, fictitious name statutes (collectively referred to as the “Trade Name”). The PC shall use the Trade Name only in connection with the provision of the Medical Services at the Premises in accordance with this Agreement. All intellectual property rights in and to the Trade Name, and any additions thereto, shall be and remain the property of the Manager. Any application for registration by the PC for such Trade Name which may be permitted or required by the statutes or laws of any governing body, except for any applicable fictitious name statutes in the State of California, shall specify that the PC’s use of the Trade Name is pursuant to a license from Manager and is limited to the Premises at which the Medical Services are provided and further limited by the terms of this Agreement. Except as provided in Section 3.17.2, no property right in or privilege to use the Trade Name is created hereby which will extend beyond the expiration or termination of this Agreement. The PC agrees to assist the Manager, at the expense of the Manager, to the extent necessary in the procurement of any protection of the Manager’s right to the Trade Name including, without limitation, the filing of a trademark application with the U.S. Patent and Trademark Office. Recognizing the special and unique value of the Trade Name to the Manager, the PC agrees that it shall take no action nor permit any action to be taken that shall materially detract from the high level of quality and value associated with the Trade Name and the ownership and enjoyment of same by the Manager, except for action which has been approved by the Manager pursuant to the terms of this Agreement.
3.17.2 Termination of License. After the expiration or termination of this Agreement for any reason, the PC shall (a) cease using the Trade Name in all respects and refrain from making any reference on its letterhead or other publicly disseminated information and materials to its former relationship with the Manager; (b) take any and all action required, including execution of appropriate documents, to make the Trade Name available for use by another person or entity designated by the Manager; and (c) not use or otherwise seek the benefits of the Trade Name so as to derogate from the full and complete ownership and enjoyment of the same by and for the benefit of the Manager.
3.17.3 Injunctive Relief. The PC acknowledges that the PC’s failure to comply with this Section 3.17 will result in immediate and irreparable damage to the Manager and its affiliates. The PC acknowledges and agrees that in the event of such failure, the Manager shall be entitled to seek injunctive or other equitable relief without posting bond or other security, in addition to any other remedies which may be available in accordance with this Agreement.
3.18 Advertising, Marketing and Promotional Services
3.18.1 Advertising Services. The Manager shall conduct, manage, and coordinate all advertising, marketing and promotional services in connection with the PC’s provision of the Medical Services at the Premises. The PC shall cooperate with the Manager in the performance of such services including, without limitation, consulting with the Manager concerning the content of proposed Advertising Materials (as defined in Section 3.18.1(a)). It is hereby understood and agreed between the Parties that, subject to applicable legal and regulatory requirements, the Manager may advertise, market and promote the Medical Services and the Company Business jointly in the same programs and through the same Media. Without limiting the generality of the foregoing and subject to applicable standards of medical ethics, laws, and regulations, the Manager may:
(a)	Develop, create, implement and produce, or arrange for the production of, all forms of advertising, marketing and promotional programs and materials, including, without limitation, network television and cable television commercials and infomercials, radio commercials, brochures, pamphlets and other materials of a similar nature (collectively, “Advertising Materials”) promoting the Medical Services at the Premises;

(b)	Purchase media for the broadcast, cablecast, radiocast, publication, non-active electronic (excluding interactive media) or other distribution of commercial advertisements (collectively, “Media”) produced by or on behalf of the Manager to promote the Medical Services and the Company Business;

(c)	Provide and/or arrange for the provision and maintenance of one or more Web sites to provide information about and/or promote the Medical Services; and

(c)	Conduct public information programs concerning the Medical Services offered at the Premises.
3.19 Non-Exclusivity
     The PC acknowledges that the Manager will be performing the Company Business at the Premises and at other locations during the Term. This Agreement shall not prevent the Manager from performing the Management Services or other services for any of its affiliates or other independent contractors, or restrict the Manager from using for the benefit of any of its affiliates or other independent contractors, the Trade Name, or any of the Manager Employees or other persons who are performing Management Services pursuant to this Agreement. The decision as to which Manager Employees are to be employed at what time and for what purposes shall be solely within the Manager’s discretion.
ARTICLE 4.
COVENANTS AND RESPONSIBILITIES OF THE PC
4.1 Organization and Operation
     The PC shall at all times during the Term be, and remain, legally organized and operated to provide the Medical Services in a manner consistent with all state and federal laws. The PC represents and warrants that it shall not provide any patient care services in the Premises other than professional services related to the Medical Services, and shall not use any facilities, equipment, supplies or services in the Premises other than in connection with the Medical Services, all in accordance with this Agreement.
4.2 Retention of Medical Contractors
     The PC shall have complete control and responsibility for the hiring, compensation, supervision, training, evolution and terminations of its Medical Contractors, although at the request of the PC, the Manager may consult with the PC with respect to such matters. The Manager acknowledges and agrees that the PC shall be retaining the services of its Medical Contractors who are physicians (the “Physician Contractors”) through a medical services agreement (“Professional Services Agreement”), a current copy of which is attached to this Agreement as Exhibit C. PC may retain Physician Contractors by entering into a Professional Services Agreement with a third party professional corporation that employs or retains those Medical Contractors (“Physician Corporation”). Any reference in this Agreement to Medical

Contractors or Physician Contractors shall include any Physician Corporation. If at any time PC and any Physician Contractor materially amend the Professional Services Agreement, PC promptly shall provide Manager with a copy of the amended agreement. Pursuant to the Professional Services Agreement, the Physician Contractor will provide to the PC the Medical Services as described in the Professional Services Agreement. None of the PC, any Physician Corporation or the Medical Contractors shall have any claim under this Agreement or otherwise against the Manager for workers compensation, unemployment compensation or social security benefits, all of which shall be the responsibility of the PC and/or the Physician Corporation. It shall be the PC’s sole responsibility to ensure that the Physician Corporation and its Physician Contractors and other employees who may have malpractice exposure or liability, are insurable and have maintained appropriate amounts of professional liability insurance.
4.3 Professional Standards
     The PC shall provide Medical Services to patients at the Premises in compliance at all times with ethical standards, laws, rules and regulations applicable to the operations of the PC and Medical Contractors. The PC shall ensure that each Medical Contractor has all required licenses, credentials, approvals or other certifications to perform his or her duties and services for the PC at the Premises. In the event that any disciplinary action or medical malpractice action is initiated against any Medical Contractor, the PC shall promptly inform the Manager of such action and the underlying facts and circumstances. The PC shall develop and carry out a program to monitor the quality of medical care practices at the Premises to ensure that it meets the standard of care that is customary for the locality of the medical practice at the Premises. The PC shall retain a sufficient number of properly trained and experienced Medical Contractors as are necessary to provide the Medical Services to the average number of patients of the PC at the Premises as reasonably estimated by the Parties on a monthly basis consistent with the volume of patients that received Medical Services in the previous month.
4.4 Medical Practice
     The PC shall use and occupy the Premises exclusively for providing Medical Services. It is expressly acknowledged by the Parties that the medical practice shall be conducted solely by Medical Contractors and no other physician or medical practitioner shall be permitted to occupy the Premises without the Manager’s written consent.
4.5 Compliance with Laws
     The PC shall, and it shall use its best efforts to cause the Medical Contractors to, comply with all applicable federal, state and local laws, rules, regulations and restrictions (“Law”) in the provision of the Medical Services. Without limiting the generality of the foregoing, the PC shall comply, and shall use its best efforts to cause each Medical Contractor to comply, with all Medical Waste Laws applicable to the operation of the Premises in the generation, transportation, treatment, storage, disposal or other handling of Medical Waste (to the extent that the PC or the Medical Contractors engage in such activities), and the PC shall not, and shall use its best efforts to forbid any Medical Contractor, to enter into any contract, lease, agreement or arrangement, including, but not limited to, any joint venture or consulting agreement, to provide services, lease space, lease equipment or engage in any other venture or activity with any physician, hospital, pharmacy, home health agency or other person or entity which is in a position to make or influence referrals to, or otherwise generate business for, the PC, if such transaction is in violation of any applicable law, rule or regulation.
4.6 Premises and Equipment
     The PC shall use commercially reasonable efforts to prevent damage, excessive wear and tear, and malfunction or other breakdown of the Premises and Equipment or any part thereof by the Medical Contractors. The PC shall promptly inform the Manager of any and all necessary replacements, repairs or maintenance to any of the Premises or Equipment and any failures of Equipment of which the PC becomes aware. Once provided to the PC, the PC shall comply with all of the covenants and provisions regarding the use of the Premises as set forth in the subleases for the Premises and all covenants and provisions regarding actual use of the Equipment as set forth in any applicable Equipment leases, but only to the extent that any such Equipment leases have been delivered to the PC.
4.7 Delegation by the Provider
     Except as otherwise allowed under this Agreement, the PC shall not delegate any of its obligations under this Agreement to any other person or entity, hire any non-medical employees or engage any non-medical independent contractors or consultants in connection with the provision of the Medical Services, without the consent of the Manager.
ARTICLE 5.
RELATIONSHIP OF THE PARTIES
5.1 Medical Practices
5.1.1 Delivery of Medical Services. The PC shall be solely and exclusively in control of all aspects of the practice of medicine and the delivery of Medical Services at the Premises. The provision of all medical professional services, including, but not limited to, medical consultation with patients, both prospective and actual, diagnosis, treatment, surgery, therapy, the prescription of medicine and drugs, and the supervision and preparation of medical reports and records shall be the sole responsibility of the PC.

5.1.2 Quality. The PC shall at all times be solely responsible for the quality of the Medical Services it provides, it being agreed that the Manager shall have no responsibility or liability for such services.
5.1.3 Manager Not Practicing Medicine. It is acknowledged that the Manager is not competent or authorized to engage in any activity that constitutes the practice of medicine and that nothing contained in this Agreement is intended to authorize the Manager or the Manager Employees to engage in the practice of medicine. To the extent that any act or service required of the Manager under the terms of this Agreement is construed or considered to constitute the practice of medicine, this Agreement shall be immediately and automatically amended so as not to require the performance of such act or service by the Manager.
5.2 Independent Contractors
     The PC and the Manager intend to act and perform as independent contractors, and the provisions of this Agreement are not intended to create any partnership, joint venture, agency (other than as provided herein) or employment relationship between the Parties. The PC and the Manager agree that the PC shall retain the exclusive authority to direct the medical, professional and ethical aspects of its medical practice. The Manager shall neither exercise control over nor interfere with the physician-patient relationships of the PC, which shall be maintained strictly between the Medical Contractors and the PC’s patients. The Management Fee has been determined by the Parties through good faith and arm’s-length bargaining to be the fair market value of the Management Services. No amount paid or advanced hereunder is intended to be, nor shall it be construed to be, an inducement or payment for referral of patients by the Manager to the PC and any such inducement or payment for referral of patients is expressly prohibited under this Agreement.
ARTICLE 6.
FINANCIAL TERMS
6.1 Manager Compensation
     In consideration for the Management Services that the Manager provides to the PC in accordance with this Agreement, the PC agrees to pay the Manager on a monthly basis, and the Manager shall accept as payment in full, a fee equal to the aggregate amount of (a) the Manager’s costs of providing the Management Services (including reasonable overhead costs of the Manager allocable to the delivery of Management Services and including start-up costs such as pre-operating salaries, rent, equipment, and tenant improvements incurred for the benefit of the PC; provided that any capitalized expenses (including, for purposes of this paragraph, all start-up expense) shall be amortized over a five year period of time for purposes of inclusion) (the “Manager’s Costs”), (b) ten percent (10%) of the Manager’s Costs and (c) any performance bonus amount, as determined by the PC, in its sole discretion (collectively, the “Management Fee”). For greater certainty, any performance bonus paid by the PC to the Manager shall be based solely on the Manager’s performance of the Management Services and shall in no way be based on the provision of Medical Services by the PC. Notwithstanding the foregoing, (i) third party medical care expenses (e.g., the cost for any blood work, pharmaceutical products, or lab work ordered by the PC) shall be included in Manager’s Costs at the Manager’s actual cost for the payment for the service or supply for or on behalf of the PC, without the application of any overhead costs of the Manager, and the cost of these items will be deducted from Manager’s Costs prior to calculation of the ten percent (10%) of Manager’s Costs set forth in (b) above; and (ii) any sales commissions paid to Manager Employees or independent sales agents retained by the Manager shall be excluded from Manager’s Costs.
6.2 Payment of Management Fee
     On or before the thirtieth (30th) day of each month during the Term of this Agreement, beginning with the second such month, and continuing through the month following the expiration or termination of this Agreement, the PC shall pay the Manager the Management Fee, which payment shall relate to Management Services furnished by the Manager for the preceding month.
6.3 Invoices
     In order to facilitate the payment by the PC for the Management Services, the Parties agree that the Manager will prepare an invoice, in a format agreed upon by the Parties (the “Manager Statement”) setting forth the Manager’s Costs for the preceding month on an accrual basis and the monthly Management Fee payment due to the Manager. The invoice shall be submitted to the PC on or before the twentieth (20th) business day of the month following the month during which the Management Services were provided.
6.4 Authorization to Pay Invoices
     The PC hereby authorizes and directs the Manager to make the following payments on behalf of the PC from any Bank Account, in the order specified: (1) the Medical Fee; (2) any obligations of PC related to PC’s employees (e.g., salary, benefits and administrative expenses specifically approved by PC); (3) all third party obligations; and (4) any invoice owed by the PC to the Manager and all other monetary obligations of the PC to the Manager hereunder on the date such amount is due and payable (including, without limitation, the Management Fee), (subparagraphs (1) through (4) above are referred to collectively as the “Obligations”). In the event there are not sufficient monies in the Bank Account(s) to pay any of the Obligations, Manager shall provide the PC a revolving line of credit to be available as a working capital loan up to a maximum amount of five hundred thousand dollars ($500,000) (“Working Capital Loan”) to allow PC to pay such Obligations. PC shall execute and deliver to Manager a promissory note, dated the Effective Date and payable to the order of Manager, evidencing PC’s unconditional obligation to repay Manager for the Working Capital Loan. The Working Capital Loan shall be repaid by PC, with interest equal to prime plus two percent (2%), as funds become available; provided, however, upon termination of this Agreement, the entire principal balance and all other costs, fees and expenses, if any, shall be due and payable in full. The Working Capital Loan shall be secured as provided in Section 6.7.1. The Manager agrees that all third party obligations shall be paid prior to any payments of the Management Fee each month.
6.5 Records and Audit of Accounts
     The Manager shall keep records of the Manager Costs for each month during the Term of this Agreement. The Manager shall provide the PC with all data that the PC deems necessary to verify the Management Services performed and the Manager Costs during each calendar month. Either Party shall have the right, at its sole expense, through an auditor mutually acceptable to the Parties, to audit the other Party’s books and records to confirm the accuracy of the Manager Costs, the Management Fee, and/or any other financial information relating to this Agreement. Such audits may be conducted at any time upon reasonable notice, and such audits shall be conducted at such times and locations as are reasonably acceptable to the Parties.
6.6 Physician Contractor Compensation
6.6.1 Medical Fee; Initial Term. As full and complete compensation for the Medical Services that any Physician Contractor will provide to the PC, the PC shall pay, and the Physician Contractor shall receive, the medical fees set forth in the applicable Professional Services Agreement (the “Medical Fees”).
6.6.2 Renewal Terms. Payment of the Medical Fees for any Renewal Term shall be determined as set forth in the Professional Services Agreement.
6.6.3 Payment and Statements. The Manager shall pay, in the name of and on behalf of the PC, payments of the Medical Fees from the Bank Account. The payment of the Medical Fees shall have priority over the payment of the Management Fee. Each payment of the Medical Fees shall be accompanied by a statement prepared by the Manager setting forth the manner in which the Medical Fees for the preceding calendar month was calculated. Upon written request by PC, Manager will provide PC with a copy of the bank statement for the Bank Account for the month at issue.
6.7 Grant of Security Interest in Accounts
6.7.1 Grant of Security Interest. The PC hereby grants, pledges and assigns to the Manager a security interest in all of the PC’s assets, including, but not limited to, accounts receivable (including all rights to payment by any insurance company or prepaid managed care organization to the extent permitted by law), whether now existing or hereafter acquired and in and to all products and proceeds thereof, substitutions therefore and additions thereto (collectively, the “Collateral”), to secure the payment of the Working Capital Loan. Collateral shall not include any assets separately (personally) owned by Physician Contractors.

          In furtherance of the grant of the security interest, the PC hereby agrees (i) to deliver to the Administrative Agent any and all instruments constituting part of the Collateral, each endorsed and/or accompanied by any instrument of assignment and (ii) to authorize, execute and deliver, and consents to the filing of, all financing statements, notices, instruments, documents or other papers, each as may be necessary or desirable, or as the Manager may direct, to create, preserve, perfect or validate the security interest granted above or to enable the Manager to exercise and enforce its rights hereunder.
6.7.2 Exercising Remedies. In the event any of the Obligations are not paid when due or upon any default by the PC of any term or condition hereunder with respect to the Obligations, the Manager may, with or without terminating this Agreement, exercise all rights and remedies afforded a secured party under the Uniform Commercial Code in the State of California.
6.7.3 Financial Statements. The PC agrees to execute all financing or continuation statements or other documents which may be necessary or desirable, or as the Manager may request, in order to perfect and preserve the security interest(s) granted or purported to be granted under this Agreement. The PC authorizes the Manager to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the collateral without the signature of the PC where permitted by law. The PC hereby appoints the Manager as the PC’s true and lawful attorney-in-fact, with full power of assignment and substitution, to take possession of the Accounts of the PC and endorse in the name of the PC any notes, checks, money orders, insurance payments or other instruments received in payment of such Accounts, or any part thereof; to collect, sue on and satisfy the obligation of monies due on such Accounts; and to initiate or withdraw claims, lawsuits or proceedings pertaining to, arising out of, or relating to the Manager’s right to such Accounts or any collections therefrom.
6.8 License Fee
6.8.1 License Fees. PC shall pay Manager the license fees set forth on Exhibit B (“License Fees”).
6.8.2 Payment Terms. PC will deliver every two (2) weeks during the Term to Manager (i) a report identifying the number and type of patients treated using the Licensed Technology during the two-week period covered by the report, the total fees charged to those patients, the amounts collected to date with respect to those patients, and License Fees payable to Manager based on those treatments; and (ii) a check or other readily available funds payable to Manager in the amount of the License Fees (computed as provided in this Section 6.8.2 and Exhibit B), and including any Aftercare Service Fees that may have accrued since the cutoff date for the previous report (or from the Effective Date in the case of the first report), by mailing or delivering them to the Manager’s address and person identified on the first page of this Agreement (unless and until otherwise directed by Manager). Within ten (10) days after receipt of each report and/or following each reconciliation meeting (as defined in Section 6.8.3),

Manager will invoice PC for any additional License Fees due under this Agreement, and PC will pay any undisputed invoices within thirty (30) days after receipt by PC. Notwithstanding any other provision of this Agreement and subject to the terms of the Aftercare Services set forth in Exhibit B, Manager in no event or circumstance is or shall be responsible for any costs of, or related to, patient care provided by PC, or extended or unanticipated care required for patients treated using the Licensed Technology.
6.8.3 Reconciliation. To facilitate payment and compliance with the terms of this Agreement, at Manager’s request, the Parties will meet no less frequently than monthly and no more frequently than every two weeks for purposes of reconciling License Fees. In addition, PC will investigate and resolve promptly and thoroughly any evidence that all or any part of the Licensed Technology is being used at PC in cases that are not reported for purposes of this Section 6.8. Any such unreported uses of the Licensed Technology shall be included by PC in the next two-week report (as defined in Section 6.8.2). Manager shall have the right at least once during any 12-month period during the Term and upon at least fifteen (15) days advance notice to engage a third party accounting firm to review and audit PC books and records during normal business hours to the extent reasonably necessary to reconcile License Fees and ensure Manager receives the License Fees in compliance with this Agreement
ARTICLE 7.
REPRESENTATIONS AND WARRANTIES
7.1 Representations and Warranties of the PC
     The PC hereby makes the following representations and warranties to the Manager:
7.1.1 Organization. The PC is a professional corporation duly organized, validly existing and in good standing under the laws of the State of California, has full power and authority to own or lease its property and to carry on its business as now being conducted.
7.1.2 No Violation – Professional Services Agreement. To the best of its knowledge, neither the execution and delivery of this Agreement or any Professional Services Agreement, nor the consummation of any transactions contemplated hereby or thereby, nor the performance of the PC’s obligations hereunder or thereunder, will (a) violate any constitution, law, statute, regulation, or rule, (b) violate any injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the PC is subject, (c) violate any provision of the Certificate of Incorporation or bylaws of the PC or any Physician Corporation, or (d)(i) conflict with, (ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any Party the right to accelerate, terminate, modify, or cancel, or (vi) require any notice under, any other agreement, contract, lease, license, instrument, franchise, permit or other arrangement to which the PC or Medical Contractor is a party or by which the PC or Medical Contractor is bound.

7.1.3 No Violation – Medical Contractor Agreements. PC represents and warrants, and has required each Medical Contractor to represent and warrant, to the best of its knowledge that neither the execution and delivery of this Agreement or the Professional Services Agreements entered into with the Medical Contractors (the “Medical Contractor Agreements”), nor the consummation of the transactions contemplated under any of the foregoing agreements, nor the performance of the PC’s or Medical Contractors’ obligations under any of the foregoing agreements, will (a) violate any constitution, law, statute, regulation or rule, (b) violate any injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which such parties are subject, (c) violate any provision of the Certificate of Incorporation or bylaws of PC or any Physician Corporation, or (d)(i) conflict with, (ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any party the right to accelerate, terminate, modify, or cancel, or (vi) require any notice under, any agreement, contract, lease, license, instrument, franchise, permit or other arrangement to which the PC or Medical Contractor is a party or by which the PC or the Medical Contractor is bound.
7.1.4 Covenant Regarding Trade Secrets. That it has required any Physician Corporation to represent and warrant that the Physician Corporation has entered into a Medical Contractor Agreement with each of the Physician Contractors and that each of such Medical Contractor Agreements contains a covenant prohibiting the Physician Contractor’s unauthorized use or disclosure of the PC’s or Manager’s trade secrets.
7.1.5 Licensed Medical Contractors. Each of the Medical Contractors are (or will be prior to providing any services hereunder or under the Professional Services Agreement) duly licensed, as applicable, within their respective professions in the State of California and hold (or will hold prior to providing any services hereunder or under the Professional Services Agreement) all necessary licenses and rights to enable the PC to perform its obligations hereunder. The PC has all permits, license, orders and approvals of all federal, state and local government or regulatory bodies required of it to carry out its obligations hereunder. To the best of its knowledge, the PC is in compliance with all applicable laws and regulations.
7.1.6 Insurance. The PC has (or will have prior to the commencement of the Medical Services) all the professional liability insurance described in Section 8.2 (collectively, the "Policies”). Schedule 7.1.6 sets forth a true and correct list of all Policies (including binders, declaration pages and endorsements) that the PC has or will have prior to the commencement of the Medical Services. The PC shall deliver true and complete copies of all Policies to the Manager prior to the commencement of the Medical Services.
7.2 Representations and Warranties of the Manager
     The Manager hereby makes the following representations and warranties to the PC:

7.2.1 Organization. The Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified as a foreign corporation in the State of California and has full power and authority to own or lease its property and to carry on its business as now being conducted.
7.2.2 No Violation. To the best of its knowledge, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance of the Manager’s obligations hereunder, will (a) violate any constitution, law, statute, regulation or rule, (b) violate any injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Manager is subject, (c) violate any provision of the Certificate of Formation or Operating Agreement of the Manager, or (d)(i) conflict with, (ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any party the right to accelerate, terminate, modify, or cancel, or (vi) require any notice under, any agreement, contract, lease, license, instrument, franchise, permit or other arrangement to which the Manager is a party or by which the Manager is bound. The Manager has all permits, licenses, orders and approvals of all federal, state and local government or regulatory bodies required of it to carry out its obligations hereunder. To the best of its knowledge the Manager is in compliance with all applicable laws and regulations.
7.2.3 Trade Name. The Manager is duly authorized to license the Trade Name to PC and, to the knowledge of the Manager, neither the Trade Name nor the license granted to the PC, infringe upon the intellectual property rights of any third party.
ARTICLE 8.
INSURANCE
8.1 Insurance Obligations of the Manager
     During the Term, the Manager will provide and maintain comprehensive general liability and property insurance covering the Premises with such limits and coverages as may reasonably be determined to be appropriate by the Manager. The Manager shall use reasonable commercial efforts to have the PC named as an additional insured on its comprehensive general liability and property insurance policies. Certificates of insurance evidencing such policies shall be presented to the PC within thirty (30) days after the execution of this Agreement
8.2 Insurance Obligations of the PC
     The PC shall obtain or require any Physician Corporation and each of its Physician Contractors to obtain continuing liability insurance coverage under either a “tail policy,” “prior acts policy” or other policy covering malpractice actions asserted against the PC for a period of not less than two (2) years from the termination of such Physician Contractor’s relationship with the PC, in the minimum amounts of $1,000,000 per incident, $3,000,000 in the aggregate, upon the termination of such Physician Contractor’s relationship with the PC for any reason.
8.3 Notices from Insurance Companies
     Each of the parities shall arrange for its insurance carriers to agree to provide the other Party with written notice, at least ten (10) days in advance of the effective date, of any reduction, amendment, cancellation or termination of any insurance required to be carried by such Party under this Agreement.
ARTICLE 9.
TERM AND TERMINATION
9.1 Initial and Renewal Term
     This Agreement shall commence on the Effective Date and shall continue until terminated as provided in Section 9.2 (the “Term”).
9.2 Termination
     The Agreement shall terminate upon the occurrence of any of the following events:
9.2.1 Without Cause. After the first year of the Term, at any time upon thirty (30) days written notice by Manager to PC;
9.2.2 With Cause. Upon ten (10) days written notice by either Party to the other:
(a)	in the event that the other Party shall admit in writing its inability to generally pay its debts when due, apply for or consent to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, file a petition in bankruptcy or make an assignment for the benefit of creditors, or upon other action taken or suffered by such Party, voluntarily or involuntarily, under any federal or state law for the benefit or creditors, except for the filing of a petition in involuntary bankruptcy against such Party which is dismissed within sixty (60) days thereafter; or

(b)	in the event of a breach by the other Party of any of the material terms or conditions of this Agreement, which is not remedied within thirty (30) days prior notice to such Party, if capable of being remedied or, if capable of being remedied but not within such period, such remedy has not been commenced in good faith within such period; or

(c)	in the event of a breach by the other Party of any material representation or warranty contained in this Agreement; or

(d)	as provided in Section 12.2.2.

9.2.3 Disciplinary Actions. By the Manager at any time, upon ten (10) days prior notice to the PC, if (a) the PC or any Physician Contractor is convicted of or disciplined for violating any federal, state or local law, rule or regulation applicable to the PC or such Medical Contractor; or (b) the PC or any Medical Contractor is otherwise disciplined by any licensing or regulatory authority, the result of any of which events described in clause (a) or (b) does or reasonably would be expected to materially adversely affect the PC.
9.3 Effect of Termination
     Upon termination of this Agreement, neither Party shall have any further obligations hereunder except for obligations accruing prior to the date of termination of this Agreement. Without limiting the foregoing, the PC and the Manager specifically acknowledge and agree that the Manager shall continue to bill and collect and receive on the PC’s behalf, in accordance with Section 3.7, all charges and cash collections for accounts receivable with respect to all items and services provided by or through the PC or the Medical Contractors prior to the time of termination, it being understood that such cash collections will be applied in accordance with Section 3.7, and will represent, in part, the Manager’s compensation for Management Services already rendered. The PC shall pay the Manager fair market value for any services provided by the Manager pursuant to this Section 9.3 after termination of this Agreement.
     Upon the expiration or termination of this Agreement, the PC shall promptly relinquish to the Manager all files, data or materials in its possession that are Confidential Information (as defined in Section 10), except that the PC may keep a copy of patient records to the extent permitted by and in compliance with applicable law.
ARTICLE 10.
CONFIDENTIAL AND PROPRIETARY INFORMATION
10.1 Confidential Information
     In the operation and development of the Manager’s business, the Manager generates technology, other intellectual property, information and data, which is and will be proprietary and confidential (the “Confidential Information”), the disclosure of which would be extremely detrimental to its business and of assistance to its competitors. The Confidential Information includes, but is not limited to:
(i)	Statistical, financial, cost and accounting data;

(ii)	Data, plans and projections regarding the location, development and expansion of existing and proposed facilities;

(iii)	The Licensed Technology and any other technology, software and other intellectual property;

(iv)	Administrative, accounting, operations and policy and procedure manuals;

(v)	Market surveys, studies and analyses;

(vi)	Personnel and other the Manager business records;

(vii)	Information concerning legislative, administrative, regulatory and zoning requirements, bodies and officials;

(viii)	Private or secret processes, methods and ideas;

(ix)	Training methods;

(x)	Information concerning the identities, locations and qualifications of professionals and other persons presently, or prospectively to be, employed by the Manager; and

(xi)	Information concerning the identities, locations, prices, costs, and other terms of dealings with referral and reimbursement sources, suppliers, providers and supplier and provider organizations and entities.
10.2 Confidentiality and Non-Disclosure
     Due to the highly competitive nature of the health care industry and the business of the Manager, unauthorized use or disclosure of any of the Confidential Information would be extremely damaging to the Manager. The PC shall not (i) use any Confidential Information except as necessary to deliver the Medical Services in the Premises in accordance with this Agreement; or (ii) copy or divulge to any third party any Confidential Information without the prior written consent of the Manager. The obligations set forth in this Section 10.2 restraining use and disclosure of Confidential Information shall survive the expiration or termination of this Agreement for any reason. Confidential Information shall not include protected health information as defined under HIPAA (“PHI”), but shall include (i) any de-identified information or database created using PHI, (ii) the underlying formats and designs of any reports or other materials containing all or any part of the PHI, and (iii) other information or materials created, derived, developed, improved, or otherwise obtained by or on behalf of a Party directly or indirectly using the PHI. Any unauthorized use of Confidential Information or disclosure to the extent, but only to the extent, required by Law to be made as the result of legal process or proceedings is not a violation of this Section 10.
10.3 Patient Medical Records; HIPAA Compliance
     The PC agrees that it shall, and in the Professional Services Agreements shall require the Physician Corporation and the Medical Contractors to, comply at all times with all federal, state and local statutes, regulations and rules relating to the use, disclosure and confidentiality of patient medical information, including, without limitation, the privacy, security or transactions and code sets regulations (“HIPAA Regulations”) promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). The Parties acknowledge and agree that data or other information disclosed to or obtained by Manager in performance of its obligations under this Agreement may be “protected health information” (“PHI”) as defined in HIPAA or the HIPAA regulations, and agree to comply with the terms and conditions of the Business Associate and Data Use Agreement attached at Exhibit D.
ARTICLE 11.
INDEMNIFICATION
11.1	Indemnification
          Each Party shall indemnify and hold harmless the other Party, its directors, officers, employees and agents from and against any and all liabilities, losses, damages, claims, causes of action, judgments, liens and expenses (including reasonable attorney’s fees and court costs), whether or not covered by insurance (collectively “Claims”), resulting from or related to (a) the acts or omissions of such Party, or such Party’s officers, directors, employees, agents or subcontractors in connection with the performance of this Agreement, or (b) the breach by such Party of any provision of this Agreement.
          PC shall indemnify and hold harmless Manager, its directors, officers, employees and agents from and against any and all Claims resulting from or related to any claims made by a third party alleging malpractice by the PC or any of the Medical Contractors with respect to the provision of the Medical Services.
          The Parties’ indemnification obligations set forth in this Section 11.1 shall survive the expiration or termination of this Agreement for any reason.
ARTICLE 12.
MISCELLANEOUS
12.1	Access to Records
          For a period of six (6) years after Management Services are furnished under this Agreement, the PC shall make available to the Secretary of the U.S. Department of Health and Human Services (the “Secretary”), the U.S. Comptroller General (the “Comptroller General”) and their representatives, this Agreement and all books, documents and records necessary to certify the nature and extent of the costs of those Management Services and will provide such documentation as they may reasonably require pursuant to Section 1861(v)1(l) of the U.S. Social Security Act (42 U.S.C. § 1395(x)(v)(1)(l)) as amended and regulations thereunder or any successor provisions. If the PC carries out any of the duties of this Agreement through a subcontract worth Ten Thousand Dollars ($10,000) or more over a twelve-month period with a related organization, the subcontract will also contain a clause to permit access by the Secretary, Comptroller General and their representatives to the related organization books and records pursuant to such statute.

12.2	Amendment
12.2.1 Amendment. No amendment of this Agreement shall be effective unless set forth in writing and signed by the PC and the Manager.
12.2.2 Contract Modification for Prospective Legal Event. If both Parties to this Agreement determine that any state or federal laws or regulations, now existing or enacted or promulgated after the date of execution of this Agreement are interpreted by judicial decision, a regulatory agency, or legal counsel in such a manner as to indicate that this Agreement or any provision hereof may be in violation of such laws or regulations, then the Parties shall immediately enter into good faith negotiations regarding a new service arrangement or basis for compensation for the Management Services furnished pursuant to this Agreement that complies with the changed conditions and that approximates as closely as possible the economic position of the Parties prior to the change. If a court of competent jurisdiction compels or requires a Party hereto to refrain from performing its duties and obligations hereunder, or a Party’s performance hereunder shall be directly violative of a court order directed at such Party, then, to the extent necessary to comply with such court order, this Agreement shall be deemed suspended. In no event shall such suspension be construed to relieve either Party’s obligation under this Section 12.2.2 and the Parties will immediately commence good faith negotiations regarding a new service arrangement or compensation structure that is in compliance with any such court order, which arrangement or structure will allocate the economic aspects of the relationship between the Parties in a manner as nearly as possible to that intended by this Agreement.
12.3	Assignment
          The PC may not assign this Agreement without the Manager’s prior written consent. This Agreement may be assigned by the Manager to any parent, subsidiary, affiliate or successor entity without the prior written consent of the PC, with all other assignments requiring the written consent of the PC, which consent shall not be unreasonably withheld. Except as may be specifically provided in this Agreement to the contrary, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives, successors and permitted assigns. Whenever a reference is made in this Agreement to the PC or the Manager, such reference shall be deemed to include a reference to the heirs, executors, legal representatives, successors and permitted assigns of such Party.
12.4	Rights and Remedies; Injunctive Relief
          Either Party may, at its option, elect to institute and prosecute proceedings in any court of competent jurisdiction, either in law or equity, to enforce specific performance of any Party to this Agreement, to enjoin any threatened or actual breach of this Agreement by the other Party as appropriate and/or to recover any damages resulting from the breach of this Agreement.

12.5	Status as Independent Contractor
          In the performance of this Agreement, the Manager shall at all times be and shall act as an independent contractor.
12.6	Notices
          Any notice provided for in this Agreement and any other notice, demand or communication required or permitted to be given under this Agreement or which any Party may wish to send to another (“Notice”) shall be in writing and shall be served by (i) personal delivery; (ii) registered or certified U.S. Mail, or by comparable private carrier, First Class, return receipt requested in a sealed envelope, postage or other charges prepaid; or (iii) telegram, telecopy, facsimile, telex or other similar form of communication, addressed to the Party for whom the Notice is intended as follows:

PC:	David E. Smith, MD, Medical Group, Inc.
1315 Lincoln Boulevard
Santa Monica, CA 90401
Attn: David E. Smith, MD

The Manager:	Hythiam, Inc.
11150 Santa Monica Blvd.
Suite 1500
Los Angeles, CA 90025
Attn: Chief Operating Officer
          All Notices given pursuant to this Section 12.6 shall be deemed given and effective when received if personally delivered or sent by telegram, telecopy, telex or similar form of communication, or, if mailed, on the date shown on the return receipt, or, if a receipt has not then been received, five (5) days after mailing, or, if sent by overnight courier, on the date shown for receipt on the courier’s records. Either Party may change to whom or where Notice is to be given by providing Notice to the other Party of such change at such other Party’s last address provided pursuant to this Agreement.
12.7	Collateral Agreements
          This Agreement constitutes the final and entire agreement between the Parties respecting the Management Services of the Manager, and there are no representations, warranties or commitments concerning those Management Services, except as set forth in this Agreement.
12.8	Survival
          The provisions of Sections 1.6, 1.7, 1.8, 1.10, 2.4, 3.7, 3.16.12, 3.16.14, 3.16.15, 3.16.17, 3.17.3, 6.7.2, 6.7.3, 8.2, 9.3, 10, 11, 12.1, 12.4 and this 12.8 of this Agreement shall survive the termination of this Agreement in accordance with their terms.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the PC and the Manager have caused this Management and Support Services Agreement to be executed by their duly authorized representatives, as of the day and year first above written.

David E. Smith, MD Medical Group, Inc.	HYTHIAM, INC.

By:	By:

Print Name:	Print Name:

Print Title:	Print Title:

EXHIBIT A
Trademarks
PROMETA™
The PROMETA™ Center

EXHIBIT B
Licensed Technology
1.	Description of Licensed Technology to be Provided to PC:
          Any and all Manager treatment protocols provided by Manager during the Term to PC for, or related to, a medically supervised treatment protocol for neurostabilization and detoxification from alcohol or addictive psycho-stimulants, including but not limited to: Manager’s PROMETA™ treatment Protocol; PROMETA™ for Addictions; PROMETA™ for Alcohol; PROMETA™ for Cocaine; PROMETA™ for Crack Cocaine; PROMETA™ for Methamphetamines; PROMETA™ for Poly-Drug; PROMETA™ for Alcohol and Cocaine; along with all related Intellectual Property, Confidential Information, Services and other materials and information provided by Manager to PC, including without limitation all Licensee Modifications.
2.	Authorized Purposes for Use of Licensed Technology:
          For provision of substance abuse and/or addiction treatment related to alcohol and/or psycho-stimulants in accordance with the terms of this Agreement.
3.	Authorization to be Provided by Manager:
          Manager will designate each individual authorized to use the Licensed Technology upon the execution by qualified individuals of confidentiality and proprietary information agreements with Manager (each an “Authorized User”). Notwithstanding the foregoing, execution by Authorized Users of confidentiality agreements with Manager shall not eliminate or limit in any way PC’s obligations as set forth in this Agreement with respect to disclosure and use to and by PC and each Medical Contractor of the Licensed Technology. The list of Authorized Users is set forth on Schedule B, as amended from time to time. Unless a shorter period is specified in writing by Manager, during the Term each Authorized User must undergo reauthorization at least every twenty-four (24) months (“Authorized Period”) after notification thereof by Manager to PC. Any Medical Contractors who are not reauthorized within the specified time frame must immediately cease any and all use of the Licensed Technology at the end of the Authorized Period. Notwithstanding the foregoing, all Medical Contractors must immediately cease any and all use of the Licensed Technology upon termination of this Agreement for any reason. Designation of an individual by Manager as an Authorized User is in no way an evaluation or certification by Manager of that individual’s ability or fitness to deliver patient care services, but instead is only a mechanism for protection of Manager’s Intellectual Property and other rights in and to the Licensed Technology.

4.	Terms for Provision by PC of PC Data to Manager:
          PC will provide Manager access to its files and records to the extent reasonably necessary for Manager to access and make use of the Subject Data, including but not limited to seeking all necessary patient authorizations and consents for Manager to be able to collect from Aftercare providers, and to authorize Aftercare providers to disclose to Manager, patient data with respect to PC patients treated using the Licensed Technology for a period of up to two years following that PC treatment, all in compliance with all applicable Laws and this Agreement. In addition, at Manager’s request and expense, PC shall cooperate with Manager in enabling the interface of the PC information system with Manager’s information system to the extent reasonably necessary to facilitate Manager’s access to the Subject Data, subject to compliance of the interface with applicable Laws.
5.	Terms for Provision by Manager of Data Collection and Reporting to PC:
          Any data collection and reporting services or data aggregation services provided to PC will be provided in accordance with the HIPAA Privacy Rule. Manager’s data collection services may include interviews with patients and administration of certain questionnaires. Manager will provide any of the data collection services that involve direct patient contact only in strict accordance with protocols, procedures and questionnaires provided by or approved by PC in writing and in advance. Manager shall not provide under any circumstances any medical advice, diagnosis or treatment services to patients. Nothing in this paragraph 5 or elsewhere in this Agreement shall limit in any way PC’s obligations under Section 6.6 to seek all patient consents or authorizations required for Manager to collect Subject Data, including from Aftercare (as defined in paragraph 6 of this Exhibit B) providers.
6.	Terms for Administration by Manager of Aftercare Services to PC:
          The term “Aftercare”, as used in this Exhibit B and otherwise in the Agreement, refers to a program of follow-up care provided to a patient treated using the Licensed Technology where services are provided by a certified or licensed health care provider (which may be PC). All on behalf of PC, and in consideration for PC’s payment to Manager (as provided in Section 5.2) of the applicable Aftercare Service Fee (as defined in paragraph 7 of this Exhibit B), Manager shall arrange and pay up to an amount equal to the Aftercare Service Fee for Aftercare for each patient treated using the Licensed Technology, provided that within thirty (30) days after receiving that treatment, the patient enrolls in an appropriate Aftercare program. Manager shall provide PC and treating Medical Contractors with options for Aftercare providers for their patients from a list maintained by Manager. Notwithstanding the foregoing, Manager does not and shall not endorse or recommend any specific provider and is not and shall not be responsible or accountable in any way for the care provided by any Aftercare provider. Manager, at its discretion and for its own behalf, with appropriate patient authorization, may collect data (for a period of up to two years following treatment) concerning the recovery follow-up treatment for PC patients provided treatment using the Licensed Technology. Nothing in this Agreement shall limit a

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patient’s ability to choose a provider other than PC for Aftercare, nor shall this Agreement require any Party to refer patients or otherwise generate business for the other Party.
7.	License Fees; Aftercare Service Fees:
          License Fees: PC shall pay Manager the following License Fees for any patient who is not covered by, eligible for coverage by, or reimbursed by, on a primary or secondary basis, Medicare, Medicaid, or any other federal healthcare payer or funding source (“Private Pay Patient”):

Private Pay Patients
Treated Using Licensed Technology	Manager
Fee
Each episode of treatment for alcohol dependency	$4,500
Each episode of treatment for psycho-stimulant dependency	$6,000
          The License Fees set forth in this paragraph 7 are for treatment of private pay patients only and not for treatment of commercially insured patients or patients reimbursed, on a primary or secondary basis, by Medicare or Medicaid or any other governmental payer or funding source. Before treating any such excluded patient, PC will advise Manager of its desire so to do, whereupon the Parties will meet and attempt in good faith to negotiate appropriate fees for such treatments, and will advise the patient in advance of the non-covered status of the treatment and obtain an appropriate waiver therefrom.
          Aftercare Service Fees: PC shall pay Manager an Aftercare Service Fee (“Aftercare Service Fee”) of $1,500 for each patient treated at or by PC using the Licensed Technology, provided such patient timely initiates a qualifying Aftercare program (see paragraph 6 of this Exhibit B).
          For purposes of this paragraph 7, except as set forth in paragraph 8 of this Exhibit B, any treatment provided to any patient by, at or on behalf of the PC using all or any part of the Licensed Technology shall be included in the calculation of the License Fees with respect to such patient.
          For purposes of this Agreement, an Episode of Treatment shall include:
•	Alcohol dependency- two administrations of the PROMETA™ for alcohol protocol provided during a consecutive two-day treatment period.

•	Psycho-stimulant dependency or poly-addictions — Five administrations of the PROMETA™ for cocaine, crack cocaine or methamphetamines protocol provided during a consecutive three-day initial treatment period plus a follow-up treatment three weeks later for two consecutive days.

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EXHIBIT C
Professional Services Agreement

EXHIBIT D
BUSINESS ASSOCIATE AND DATA USE AGREEMENT
PC
AND
HYTHIAM, INC.
          This Business Associate Agreement (“B.A. Agreement”), effective as of November 15, 2005 (“Effective Date”), is entered into by and between David E. Smith, MD Medical Group, Inc. (“Covered Entity”) and Hythiam, Inc. (“Hythiam”) (each a “Party” and collectively the “Parties”).
1. BACKGROUND AND PURPOSE. The Parties have entered or are entering into an agreement for the provision by Hythiam of technology and services to Covered Entity (“Agreement”). Performance of the Agreement may involve Protected Health Information (as defined in 45 C.F.R. §160.103) (“PHI”) subject to the federal privacy and security regulations issued pursuant to the Health Insurance Portability and Accountability Act (“HIPAA”) and codified at 45 C.F.R. parts 160 and 164 (“Privacy and Security Rule”). The purpose of this B.A. Agreement is to amend the Agreement to the extent and only to the extent necessary to allow for Covered Entity’s compliance with the Privacy and Security Rule.
2. DEFINITIONS. Unless otherwise defined in this B.A. Agreement, all capitalized terms used in this B.A. Agreement have the meanings ascribed in HIPAA and/or the Privacy and Security Rule.
3.	OBLIGATIONS OF THE PARTIES WITH RESPECT TO PHI.
3.1	Uses and Disclosures of PHI by Hythiam. Except as otherwise specified in this B.A. Agreement, Hythiam may make any and all uses and disclosures of PHI necessary to perform its obligations under the Agreement. In addition, unless otherwise limited in this B.A. Agreement, Hythiam may (a) use the PHI in its possession for its proper management and administration and to carry out the legal responsibilities of Hythiam; (b) disclose the Minimum Necessary information in its possession to a third party for the purpose of Hythiam’s proper management and administration or to carry out the legal responsibilities of Hythiam, provided, that such disclosure is required by law or Hythiam obtains reasonable assurances in writing from the third party regarding the confidential handling of such PHI as required under the Privacy and Security Rule; (c) provide Data Aggregation services relating to the health care operations of the

Covered Entity; (d) use the PHI to create a Limited Data Set (“LDS”), the use and disclosure of which shall be governed by the Data Use Agreement set forth in 5 of this B.A. Agreement and by the Privacy and Security Rule; and (e) de-identify any and all PHI obtained by Hythiam under this B.A. Agreement, and use such de-identified data, all in accordance with the de-identification requirements of the Privacy and Security Rule.
3.2	Obligations of Hythiam. With regard to its use and/or disclosure of PHI that is not in an LDS, Hythiam agrees to:
a.	not use or further disclose the PHI other than as permitted or required by this B.A. Agreement or as Required By Law;

b.	use appropriate safeguards to prevent use or disclosure of PHI other than as permitted in Section 3.2(a);

c.	report to Covered Entity in writing any use or disclosure of PHI not permitted in Section 3.2(a) and any Security Incident involving electronic PHI of which Hythiam becomes aware and, to the extent practicable, minimize harmful effects of that use or disclosure or Security Incident;

d.	ensure that any agents and subcontractors to which Hythiam provides PHI agree in writing to the same restrictions and conditions that apply to Hythiam with respect to such PHI;

e.	make available within fifteen (15) days after request by the Covered Entity PHI necessary for Covered Entity to respond to an Individuals’ request for access to PHI about them in the event that the PHI in Hythiam’s possession constitutes a Designated Record Set;

f.	make available PHI for amendment and incorporate within ten (10) days after request by Covered Entity any amendments to the PHI in accordance with the Privacy Rule in the event that the PHI in Hythiam’s possession constitutes a Designated Record Set;

g.	document such disclosures of PHI as would be required for Covered Entity to respond to a request by an Individual for an accounting of disclosures in accordance with 45 CFR § 164.528 and provide, within 20 days after Covered Entity requests the information in writing, an accounting of any disclosures of PHI for up to the six-year period preceding the date of the request for an accounting that includes the date of the disclosure, the name and address of the person or entity to whom the PHI was disclosed, a brief description of the PHI disclosed and a brief statement of the purpose of the disclosure and an explanation of the basis for the disclosure;

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h.	make its internal practices, books and records relating to the use and disclosure of PHI available to the Secretary of HHS within a reasonable timeframe as required by the Secretary for purposes Section of determining Covered Entity’s compliance with the Privacy Rule; and

i.	return to Covered Entity or destroy, within ninety (90) days of the termination of this B.A. Agreement, the PHI in its possession as a result of the Agreement and retain no copies, if it is feasible to do so. If Hythiam in its reasonable discretion determines that return or destruction is infeasible, Hythiam agrees to extend all protections contained in this B.A. Agreement to Hythiam’s use and/or disclosure of any retained PHI, and to limit any further uses and/or disclosures to the purposes that make the return or destruction of the PHI infeasible. Notwithstanding the foregoing, this 3.2(i) shall not apply to any PHI in an LDS, the use and disclosure of which shall be governed by Section 5 of this B.A. Agreement.

j.	Hythiam agrees to implement administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of any electronic PHI that it creates, receives, maintains or transmits to or on behalf of Covered Entity, as required by the Security Regulations as set forth at 45 C.F.R. Parts 160 and 164. Hythiam further agrees to ensure that any agent, including a subcontractor to whom it provides such information, will implement reasonable and appropriate safeguards to protect it.
3.3	Obligations of Covered Entity. Covered Entity agrees to timely notify Hythiam in writing of any arrangements between Covered Entity and the individual that is the subject of PHI that may impact in any manner the use and/or disclosure of that PHI by Hythiam under this B.A. Agreement.

3.4	Effect of Changes to the Privacy and Security Rule. To the extent that any relevant provision of the Privacy and Security Rule is materially amended in a manner that changes the obligations of Business Associates or Covered Entities that are embodied in the terms of this B.A. Agreement, the Parties agree to negotiate in good faith appropriate amendment(s) to this B.A. Agreement to give effect to these revised obligations. If the Parties in good faith are unable to agree to appropriate amendment(s) satisfactory to both Parties by the required compliance date, either Party may terminate this B.A. Agreement and the Agreement upon fifteen (15) days prior written notice to the other Party.
4. TERMINATION BY COVERED ENTITY. With respect to the Agreement, upon Covered Entity’s knowledge of a material breach of the terms of this B.A. Agreement by Hythiam, Covered Entity shall provide Hythiam written notice of that breach in sufficient detail to enable Hythiam to understand the specific nature of that breach and afford Hythiam an opportunity to cure the breach to the extent cure is possible in Covered Entity’s reasonable discretion. If Hythiam fails to cure the breach within a reasonable time specified by Covered Entity (in any event not less than ten (10) days and if

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Hythiam is making reasonable efforts to cure, Covered Entity may extend the cure period to allow for that cure), or if cure is not possible, Covered Entity may terminate this B.A. Agreement as well as terminate those portions, but only those portions, of the Agreement that, by their express terms or in practice, require or permit Hythiam access to PHI and only to the extent of that requirement or permission. In such instance, the remaining provisions of the Agreement that do not, by their express terms or in practice, require or permit Hythiam access to PHI shall remain in full force and effect, including any and all of Covered Entity’s payment and performance obligations (to the extent any such performance obligations do not require Hythiam access to PHI); provided that, notwithstanding the foregoing, Covered Entity shall be entitled to terminate the Agreement in its entirety if and to the extent that the overall intent and purpose of the Agreement (i) is directly and materially related to and dependent upon Hythiam access to PHI, and (ii) would be frustrated if Covered Entity were not permitted to terminate the Agreement. In addition, if Covered Entity, in its sole discretion, determines that Hythiam can perform the Agreement with information that has been de-identified under the Privacy Rule or with an LDS, the Agreement will remain in full force and effect, except with respect to, and only with respect to, those provisions that require or permit Hythiam access to PHI that is not in an LDS, which provisions shall be deemed modified to provide Hythiam access to PHI that has been de-identified under the Privacy and Security Rule and access to PHI in an LDS.
5.	DATA USE AGREEMENT.

5.1	Preparation of the LDS. Hythiam may prepare an LDS in accordance with the Privacy and Security Rule and specifically the standards set forth at 45 C.F.R § 164.513(e)(2)

5.2	Minimum Necessary Data. In preparing the LDS, Hythiam will include only those data fields which are the minimum necessary to accomplish the purposes set forth in Section 5.3 of this B.A. Agreement.

5.3	Permitted Uses and Disclosures of the LDS. Hythiam may only use the LDS for its Research and Public Health activities, for the Health Care Operations of Covered Entity, and as Required By Law. Hythiam may only disclose the LDS for the same purposes in accordance with the Privacy and Security Rule.

5.4	Responsibilities of Hythiam. With regard to its use and/or disclosure of the LDS, Hythiam agrees to:
a.	not use or further disclose the LDS other than as permitted by Section 5.3 of this B.A. Agreement;

b.	use appropriate safeguards to prevent use or disclosure of the LDS other than as permitted by Section 5.3 of this B.A. Agreement;

c.	report to Covered Entity in writing any use or disclosure of the LDS that is not permitted by Section 5.3 of this B.A. Agreement of which Hythiam’s

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management becomes aware and, to the extent practicable, minimize harmful effects of that use or disclosure;

d.	ensure that any agents, subcontractors, or other third parties to which Hythiam provides the LDS agree in writing to the same restrictions and conditions that apply to Hythiam with respect to such LDS; and

e.	not use the information in the LDS to identify or contact individuals who are the data subjects.
6.	MISCELLANEOUS.

6.1	Agreement. The Agreement is hereby amended to incorporate the terms of this B.A. Agreement. The terms of this B.A. Agreement shall prevail in the case of any conflict with the terms of the Agreement to the extent and only to the extent necessary to allow Covered Entity to comply with the Privacy and Security Rule.

6.2	Survival. With respect to the Agreement, Sections 1, 2, 3.2, 3.3, 3.4, 4. and 6 of this B.A. Agreement shall survive termination of this B.A. Agreement and continue indefinitely solely with respect to PHI Hythiam retains in accordance with Section 3.2.i. With respect to the Agreement, Section 5 of this B.A. Agreement shall survive termination of this B.A. Agreement and continue indefinitely solely with respect to any LDS that Hythiam possesses.

6.3	No Third Party Beneficiaries. Nothing in this B.A. Agreement shall confer upon any person other than the Parties and their respective successors or assigns, any rights, remedies, obligations, or liabilities whatsoever.
IN WITNESS WHEREOF, each of the undersigned has caused this B.A. Agreement to be duly executed in its name and on its behalf.

David E. Smith, MD Medical Group, Inc.	HYTHIAM, INC.

By:	By:

Print Name:	Print Name:

Print Title:	Print Title:

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Schedule 7.1.6
Insurance Policies